                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): March 17, 1997


                          FPA MEDICAL MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                0-24276               33-0604264
(State or other jurisdiction     (Commission            (IRS Employer
      of incorporation)          File Number)        Identification No.)

                                3636 Nobel Drive
                                   Suite 200
                          San Diego, California 92122
              (Address of principal executive offices) (Zip Code)

                                 (619) 453-1000
              (Registrant's telephone number, including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report)

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) Financial Statements of AHI Healthcare Systems, Inc.

(b) Pro Forma Financial Information.

ITEM 7(a).  AHI Healthcare Systems, Inc.

Consolidated Balance Sheets as of December 31, 1996 and 1995

Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for the years ended December 31, 1996, 1995 and 1994

                                   SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K/A to be signed on its behalf by the undersigned hereunto duly authorized.


                                        FPA MEDICAL MANAGEMENT, INC.


                                        By: /s/ JAMES A. LEBOVITZ
                                           ---------------------------------
Date: May 30, 1997                      Title: Senior Vice President,
                                               General Counsel and Secretary

                         REPORT OF INDEPENDENT AUDITORS

AHI Healthcare Systems, Inc.

We have audited the accompanying consolidated balance sheet of AHI Healthcare Systems, Inc., as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended December 31, 1995 and 1994 were audited by other auditors whose report, dated February 22, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such 1996 financial statements present fairly, in all material respects, the consolidated financial position of AHI Healthcare Systems, Inc. at December 31, 1996, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 9 to the consolidated financial statements, AHI Healthcare Systems, Inc. completed a merger with FPA Medical Management, Inc. on March 17, 1997.

DELOITTE & TOUCHE LLP


San Diego, California
May 2, 1997

                         REPORT OF INDEPENDENT AUDITORS



Stockholder and Board of Directors
AHI Healthcare Systems, Inc.

We have audited the accompanying consolidated balance sheet of AHI Healthcare Systems, Inc., as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AHI Healthcare Systems, Inc., at December 31, 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                     ERNST & YOUNG LLP




February 22, 1996

                          AHI Healthcare Systems, Inc.

                           Consolidated Balance Sheets



                                                                              DECEMBER 31
                                                                         1996              1995
                                                                   --------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                        $  9,868,000       $ 31,608,000
   Accounts receivable, net of allowances of $3,704,000 in
     1996 and $1,293,000 in 1995                                      10,613,000         12,639,000
   Due from related parties and minority stockholders                    141,000            177,000
   Prepaid expenses                                                    1,101,000            880,000
   Recoverable income taxes (Note 3)                                           -          1,050,000
   Deferred income taxes (Note 3)                                              -            858,000
                                                                   --------------------------------
Total current assets                                                  21,723,000         47,212,000


Equipment and leasehold improvements:
   Equipment                                                           9,590,000          5,738,000
   Leasehold improvements                                              1,396,000          1,168,000
                                                                   --------------------------------
                                                                      10,986,000          6,906,000
   Less: accumulated depreciation and amortization                    (4,736,000)        (3,412,000)
                                                                   --------------------------------
                                                                       6,250,000          3,494,000

Deposits and other assets                                                309,000            422,000


Goodwill and other intangible assets, net (Notes 2 and 9)             11,306,000         25,128,000



                                                                   --------------------------------
Total assets                                                        $ 39,588,000       $ 76,256,000
                                                                   ================================

                          AHI Healthcare Systems, Inc.

                     Consolidated Balance Sheets (continued)



                                                                                                    DECEMBER 31
                                                                                              1996               1995
                                                                                       --------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accrued medical claims                                                               $ 32,070,000           $ 15,442,000
   Accounts payable                                                                       15,757,000             11,526,000
   Notes payable and capital lease obligations, current portion
     (Note 5)                                                                                437,000              3,364,000
   Unsecured notes payable to stockholders, current portion
     (Note 4)                                                                                      -                333,000
                                                                                       ------------------------------------
Total current liabilities                                                                 48,264,000             30,665,000

Notes payable and capital lease obligations (Note 5)                                       1,094,000              1,203,000

Contingencies (Note 8)

Stockholders' equity:
   8% cumulative convertible voting preferred stock, $0.01
     par value, 25,000,000 shares authorized, none issued
                                                                                                  --                     --
   Common stock, $0.01 par value, 75,000,000 shares authorized, 14,523,000 shares issued and outstanding at December 31, 1996 and 1995, respectively
     (Note 2 and 6)
                                                                                             145,000                145,000
   Additional paid-in capital                                                             47,753,000             47,753,000
   Accumulated deficit                                                                   (57,267,000)            (2,999,000)
   Unamortized deferred compensation expense                                                       -                (61,000)
   Due from stockholder                                                                     (401,000)              (450,000)
                                                                                       -------------------------------------
                                                                                          (9,770,000)            44,388,000
                                                                                       -------------------------------------
Total liabilities and stockholders' equity                                              $ 39,588,000           $ 76,256,000
                                                                                       =====================================

See notes to consolidated financial statements.

                          AHI Healthcare Systems, Inc.

                      Consolidated Statements of Operations

                                                                               YEAR ENDED DECEMBER 31
                                                                    1996                1995                   1994
                                                            -------------------------------------------------------------
Total operating revenue                                     $ 118,786,000           $ 114,284,000           $  60,746,000

Cost of medical services                                      117,911,000              88,997,000              43,464,000
                                                            -------------------------------------------------------------
Gross margin                                                      875,000              25,287,000              17,282,000
                                                            -------------------------------------------------------------
Operating expenses:
   Medical network operating expenses                           9,721,000               6,717,000               2,883,000
   General and administrative                                  23,738,000              11,586,000               7,377,000
   Goodwill writedown                                          14,601,000                       -                       -
   Depreciation and amortization                                2,728,000               2,167,000                 760,000
   Network development                                          4,229,000               9,127,000               4,223,000
                                                            -------------------------------------------------------------
                                                               55,017,000              29,597,000              15,243,000
                                                            -------------------------------------------------------------
Operating income (loss)                                       (54,142,000)             (4,310,000)              2,039,000

Interest income                                                 1,139,000                 520,000                 115,000
Interest expense                                                 (185,000)               (530,000)               (210,000)
                                                            -------------------------------------------------------------
Net interest income (expense)                                     954,000                 (10,000)                (95,000)
                                                            -------------------------------------------------------------

Income (loss) before income taxes and minority
   interest                                                   (53,188,000)             (4,320,000)              1,944,000
Minority interest                                                       -                       -                 332,000
                                                            -------------------------------------------------------------

Income (loss) before income taxes                             (53,188,000)             (4,320,000)              2,276,000
Income taxes expense (benefit)                                  1,080,000              (1,219,000)                725,000
                                                            -------------------------------------------------------------

Net income (loss)                                           $ (54,268,000)          $  (3,101,000)          $   1,551,000
                                                            =============================================================
Historical net income (loss) per share                      $       (3.74)          $       (0.26)          $        0.13
                                                            =============================================================
Pro forma information:
   Historical net income (loss)                             $ (54,268,000)          $  (3,101,000)          $   1,551,000
   Charge in lieu of income taxes for Subchapter S
     Corporations (Note 3)                                              -                (262,000)                      -
                                                            -------------------------------------------------------------
Pro forma net income (loss)                                 $ (54,268,000)          $  (3,363,000)          $   1,551,000
                                                            =============================================================
Pro forma net income (loss) per share                       $       (3.74)          $       (0.29)          $        0.13
                                                            =============================================================
Weighted average shares outstanding                            14,523,000              11,800,000              11,998,000

See accompanying notes.

                          AHI Healthcare Systems, Inc.

                 Consolidated Statements of Stockholders' Equity



                                                                                      Additional         Retained
                                               Common Stock           Preferred        Paid-In           Earnings
                                          Shares           Amount       Stock          Capital           (Deficit)
                                      ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993            13,276,000         $133,000          -      $   752,000          $ 614,000
 Issuance of common stock in
  acquisition                              192,000            2,000                   1,980,000
 Repurchase and cancellation of
     common stock                       (2,577,000)         (26,000)                     26,000         (1,483,000)
 Issuance of common stock for
     stockholder notes                   2,577,000           26,000                   2,974,000
 Exchange of common stock for
    Series T preferred stock            (2,577,000)         (26,000)    26,000
 Redemption of Series T
    preferred stock                                                    (26,000)      (2,974,000)
 Other equity transactions                                                              (16,000)
 Amortization
 Net income                                                                                              1,551,000
 Dividends paid                                                                                           (522,000)
                                      ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994            10,891,000          109,000          -        2,742,000            160,000
  Undistributed S-Corporation
    earnings reclassified to
    additional paid-in capital                                                           58,000            (58,000)
  Issuance of common stock to
    a related party                         32,000                                      450,000
  Issuance of common stock in
    initial public offering              3,600,000           36,000                  44,503,000
  Amortization
  Net Loss                                                                                              (3,101,000)
                                      ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995            14,523,000          145,000          -       47,753,000         (2,999,000)
  Amortization
  Payments received on notes
    receivable from stockholder
  Net loss                                                                                             (54,268,000)
                                      ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996            14,523,000        $ 145,000     $    -     $ 47,753,000       $(57,267,000)
                                      ============================================================================



        Unamortized
         Deferred
        Compensation      Due from
          Expense        Stockholder          Total
       -----------------------------------------------
        $ (140,000)   $         -        $  1,359,000

                                            1,982,000

                                           (1,483,000)

                       (3,000,000)                  -

                                                    -

                        3,000,000                   -
                                              (16,000)
            39,000                             39,000
                                            1,551,000
                                             (522,000)
       -----------------------------------------------
          (101,000)           - -           2,910,000


                                                    -

                         (450,000)                  -

                                           44,539,000
            40,000                             40,000
                                           (3,101,000)
       -----------------------------------------------
           (61,000)      (450,000)         44,388,000
            61,000                             61,000

                           49,000              49,000
                                          (54,268,000)
       -----------------------------------------------
           $     -    $  (401,000)       $ (9,770,000)
       ===============================================



See accompanying notes.

                          AHI Healthcare Systems, Inc.
                      Consolidated Statements of Cash Flows

                                                                                  YEAR ENDED DECEMBER 31
                                                                          1996              1995             1994
                                                                -------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                $(54,268,000)      $(3,101,000)      $ 1,551,000
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
     Goodwill writedown                                             14,601,000
     Depreciation and amortization                                   2,728,000        2,167,000           760,000
     Amortization of deferred compensation expense                      61,000           40,000            23,000
     Severance settlement financed through issuance of debt                  -                -         1,200,000
     Minority interest in income of consolidated subsidiary                  -                -          (332,000)
     Changes in operating assets and liabilities:
       Accounts receivable                                           2,026,000       (4,253,000)       (2,380,000)
       Due from related parties                                         36,000          118,000            37,000
       Prepaid expenses                                               (221,000)        (596,000)          (44,000)
       Recoverable and deferred income taxes                         1,908,000       (1,406,000)         (399,000)
       Deposits and other assets                                       113,000         (139,000)         (121,000)
       Accrued medical claims                                       16,250,000       (2,448,000)         (233,000)
       Accounts payable                                              3,256,000        3,785,000         1,027,000
       Income taxes payable                                                  -         (810,000)          744,000
                                                                -------------------------------------------------
Net cash provided by (used in) operating activities                (13,510,000)      (6,643,000)        1,833,000

INVESTING ACTIVITIES
Purchase of equipment and leasehold improvements                    (4,080,000)       (2,140,000)      (1,597,000)
Acquisition of subsidiaries, net of cash acquired                     (503,000)       (2,481,000)      (1,238,000)
                                                                -------------------------------------------------
Net cash used in investing activities                               (4,583,000)       (4,621,000)      (2,835,000)

FINANCING ACTIVITIES
Proceeds from issuance of notes payable and
    Bank Facility borrowings                                         5,550,000        12,065,000          222,000
Principal payments on notes payable and Bank Facility
   borrowings                                                       (9,246,000)      (14,387,000)        (237,000)
Proceeds from payments of notes receivable from stockholder             49,000                 -                -
Dividends paid                                                               -                 -         (522,000)
Issuance of common stock                                                     -        44,539,000           20,000
Purchase of treasury shares                                                  -                 -       (1,253,000)
                                                                -------------------------------------------------
Net cash provided by (used in) financing activities                 (3,647,000)       42,217,000       (1,770,000)
                                                                -------------------------------------------------
Increase (decrease) in cash and cash equivalents                   (21,740,000)       30,953,000       (2,772,000)
Cash and cash equivalents at beginning of year                      31,608,000           655,000        3,427,000
                                                                -------------------------------------------------
Cash and cash equivalents at end of year                        $    9,868,000       $31,608,000      $   655,000
                                                                =================================================

                          AHI Healthcare Systems, Inc.


                                                                        YEAR ENDED
                                                                        DECEMBER 31
                                                           1996             1995            1994
                                                     ----------------------------------------------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Stockholder note receivable issued in connection
    with common stock issuance                        $         -   $      450,000     $         -
  Issuance of promissory note for severance
    settlement                                                                           1,200,000
  Issuance of common stock for stockholder notes                                         3,000,000
  Exchange of common stock for Series T
    preferred stock                                                                    (3,000,000)
  Issuance of common stock for Series T
    preferred stock                                                                      3,000,000
  Redemption of Series T preferred stock                                               (3,000,000)
  Issuance of promissory note for repurchase and
    cancellation of common stock                                                           230,000

DETAILS OF BUSINESSES ACQUIRED IN PURCHASE
  TRANSACTIONS:
  Fair value of assets acquired                       $ 2,173,000     $ 19,305,000     $ 9,895,000
  Less:
    Issuance of promissory notes                          327,000        1,703,000       3,193,000
    Other liabilities assumed                           1,343,000       14,166,000       3,197,000
    Common stock issued                                         -                -       1,962,000
                                                     ----------------------------------------------
  Cash paid for acquisitions                            (503,000)      (3,436,000)     (1,543,000)
  Cash of acquired businesses                                  -           955,000         305,000
                                                     ----------------------------------------------
  Net cash paid                                      $   (503,000)   $  (2,481,000)    $(1,238,000)
                                                     ==============================================


                             See accompanying notes.

                          AHI Healthcare Systems, Inc.

                   Notes to Consolidated Financial Statements


1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

AHI Healthcare Systems, Inc., a Delaware corporation ("AHI") is a health care management services organization which integrates individual and small groups of primary care physicians and specialists into local managed health care delivery systems ("Physician Networks"), for which AHI provides medical management systems and services. AHI currently manages the provision of prepaid health care services for 10 Physician Networks in Southern California, three in Northern California, 24 in Texas, six in Florida and eight in Georgia. AHI is developing additional Physician Networks in several other states. AHI, its subsidiaries and the Physician Networks are collectively referred to herein as the "Company."

In states, such as Florida, where general business corporations are permitted to own medical practices, the Company's Physician Networks are owned by wholly-owned subsidiaries. In states, such as California and Texas, that prohibit the corporate practice of medicine, the Physician Networks are owned by one or more physicians qualified under the laws of such states to hold an ownership interest therein (a "Qualified Physician"). Qualified Physicians typically are providers of medical services to the Physician Network in which they hold an ownership interest and also may have other contractual, employment, or independent contractor relationships with the Company. In some of the Southern California Physician Networks, for all periods presented minority interests exist in such networks. These minority interests have no rights or ability to make decisions or prevent AHI from exercising its unilateral control over the Physician Networks. For the networks where a minority interest exists, at least a majority ownership interest in each Physician Network is held by at least one or more Qualified Physicians who are also officers, directors or significant stockholders of AHI. Effective January 31, 1997, all such minority interest have been acquired by the applicable Physician Network for aggregate consideration consisting of AHI common stock valued at approximately $200,000.

Effective January 1, 1994, two of the Physician Networks, and January 1, 1995, the remaining Physician Networks, entered into a Management Agreement (the "Agreements") with AHI. The Agreements codify AHI's previously existing unilateral and perpetual control over the business enterprise of the Physician Networks. Such Agreements reflect the intent and operating practices of the Company during all periods prior to the execution of the Agreements. The Agreements have terms of 20 years, which renew automatically and perpetually for successive 10 year periods, and may only be terminated for cause by the Physician Networks. The Company may unilaterally terminate the Agreements without cause. Under the Agreements, in return for the assignment of revenue of the

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS AND BASIS OF PRESENTATION (CONTINUED)

Physician Networks, AHI has agreed to provide financial management, information systems, marketing and public relations, risk management, and administrative support for claims processing, utilization review and quality of care. As compensation for its services, AHI retains that portion of each Physician Network's assigned revenue which equals the total of (i) a reimbursement of all of its direct and indirect costs, including an allocated portion of AHI's overhead expense, (ii) a fixed monthly marketing fee, (iii) a percentage of the assigned gross revenues and (iv) any and all profits earned in shared risk pools between the Physician Network, HMOs and hospitals. In addition, through its control over the board of directors of the Physician Network, AHI has the right and ability to cause the Physician Network to declare and pay a discretionary bonus to AHI. This bonus is based in part on the cost savings AHI has generated, but is not based on any predetermined formula. Consequently, the above contractual arrangement results in all profits of the Physician Network inuring to the benefit of AHI, and thus AHI has all of the interest in any residual profits of the Physician Network. Should such amount remitted not be sufficient to pay the obligations of the Physician Network, AHI has the right, but not the obligation, to loan funds to the Physician Network based upon terms (including interest rate) and conditions agreeable to both parties.

Most states within which the Company operates prohibit AHI from owning an organization which engages in the practice of medicine. Therefore, notwithstanding the aforementioned services provided by AHI, the Physician Networks are solely responsible for the practice of medicine and delivery of medical services, including but not limited to diagnosis, treatment, referrals, quality assurance, utilization management, surgery and therapy. Additionally, the Physician Networks retain full authority of approval over all provider and payor contracts and physician credentialing. At its cost, AHI has assumed the obligations for all facilities, medical and non-medical supplies, and the employment of non-physician personnel. Also, AHI has the right to sell, purchase and encumber all assets of the Physician Networks.

AHI has direct or indirect unilateral and perpetual control over the assets and operations of each of the Physician Networks for all periods presented by means other than owning the majority of the voting stock of those Physician Networks that are required by state law to be owned by Qualified Physicians. In such states, Qualified Physician shareholders have entered into a succession or similar agreement which requires such shareholders to sell to a designee of AHI such shareholders' shares of stock for a nominal amount if such shareholders' employment or other contractual relationship with AHI is terminated or otherwise in the sole discretion of AHI. This ensures

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS AND BASIS OF PRESENTATION (CONTINUED)

unilateral and perpetual control over the Physician Networks by AHI. Moreover, AHI's determination that it has unilateral and perpetual control over the Physician Networks is supported by the significant level of responsibilities delegated to AHI by the Physician Networks through the Agreements as well as the terms of these Agreements. By virtue of the Agreements, each of AHI's Physician Networks operates exclusively on behalf of AHI and conducts no business nor holds any assets other than the contracts it has with AHI, HMOs and independent physicians. AHI controls each of the Physician Networks' business enterprise by structuring, negotiating and executing all of their physician, payor and management contracts, by operating as the single source of all business decisions made on behalf of the Physician Network, by employing significantly all of the personnel which operate the Physician Network, and by unilaterally controlling the purchase, sale, maintenance and risk management of all Physician Network assets, including the leveraging of such assets, as is demonstrated with the Bank Facility agreement (see Note 5). Additionally, as described above, because of the management fee arrangement between AHI and the Physician Network, and due to AHI's unilateral control of the Physician Networks, there is no residual interest in the Physician Networks which inures to the benefit of the shareholders of the Physician Networks from profits of the Physician Networks, or a disposition of the Physician Networks by the Company, should a disposition occur. Therefore, notwithstanding the lack of legal majority ownership in the states which prohibit the corporate practice of medicine, but due to a parent-subsidiary relationship under generally accepted accounting principles, as described above, AHI has consolidated the financial statements of the Physician Networks. It is AHI's belief that consolidation of the financial statements of the Physician Networks is necessary to present fairly the financial position and results of operations of the Company. All significant inter-entity transactions have been eliminated in consolidation.

The Company also consolidates all majority-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS AND BASIS OF PRESENTATION (CONTINUED)

The Company managed health care services for prepaid covered lives under contract with various health plans as follows:

                               Enrollees at
                                December 31
                        1996        1995      1994
                  -----------------------------------
      Commercial      162,119     147,982    104,839
      Senior           20,865      24,048     10,857
      Medicaid         23,505       7,528      2,632
                  -----------------------------------
                      206,489     179,558    118,328
                  ===================================

RISKS AND UNCERTAINTIES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash equivalents are considered to be liquid investments with a maturity of three months or less when purchased.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, shared-risk receivables and stop-loss receivables. Cash and cash equivalents are invested in an investment fund of a financial institution. The Company's credit risk with respect to shared-risk and stop-loss receivables is limited since amounts are generally due from large HMOs or insurance companies.

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated on the basis of cost. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets, and amortization of leasehold improvements is provided using the straight-line method over the shorter of the lease period or the estimated useful lives of the leasehold improvements.

GOODWILL

Goodwill totaling $28,667,000 arose as the result of several acquisitions in 1996, 1995 and 1994. This amount represents the excess of the consideration paid and liabilities assumed over the fair value of the assets acquired. Such acquisitions are discussed in Note 2. At each reporting period, the Company reviews the carrying value of goodwill to determine if facts and circumstances exist which would suggest that goodwill may be impaired, or that the amortization period needs to be modified. Among the factors considered by the Company in making the evaluation are changes in the Company's payor or physician contracts, local market developments, changes in regulations, national health care trends, changes in third party payment patterns and other factors. Using these factors, if events or circumstances are present which may indicate impairment, the Company will prepare a projection of the undiscounted cash flows of the acquired enterprise and determine if goodwill is recoverable based on these undiscounted cash flows. If an impairment is indicated, then an adjustment will be made. Because substantially all of the acquisitions by AHI have not included acquisition of other long-lived assets, the adjustment will be equal to the difference between the carrying value of the goodwill balance and the undiscounted cash flows. Based upon a review of the carrying value of goodwill and the Company's significant operating loss in 1996 resulting primarily from recent adjustments to increase risk share receivable and medical costs reserves and high administrative service costs as a percentage of revenue compared to the industry, the Company recorded a $14,601,000 charge to write off goodwill balances associated with these acquisitions, except for goodwill associated with The Healthcare Partnership ("THP") acquisition in Houston, Texas. Although, THP had a deficiency in its assets at the February 1995 acquisition date, the Company has made modifications to the payor and physician contracts, and increased administrative efficiencies to address the operating deficiencies at THP. As a result of these changes, the Company estimates that it will be able to recover the goodwill acquired in the THP transaction.

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL (CONTINUED)

Goodwill has been recorded at cost and is being amortized on the straight-line method over 20 years. Accumulated amortization was $1,199,000 and $1,365,000 at December 31, 1996 and 1995, respectively.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which was effective for the Company beginning January 1, 1996. SFAS No. 121 requires that long-lived assets and certain intangible assets associated with those assets be reviewed for impairment. None of the Company's goodwill described above is associated with any other long-lived assets. The adoption of SFAS No. 121 at January 1, 1996 had no significant impact on the Company's financial statements when adopted.

STOCK OPTIONS

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") "Accounting for Stock-Based Compensation," which became effective for the current fiscal year. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation expense to be measured based on the fair value of the equity instrument awarded. Corporations are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25, which recognizes compensation expense based on the intrinsic value of the equity instrument awarded. The Company has continued to apply APB Opinion No. 25 to its stock-based compensation awards to employees and has disclosed the required pro forma effect on net income (loss) per share (see
Note 6).

DEFERRED COMPENSATION EXPENSE

Upon the consummation of employment agreements with certain physician employees, the Company sold such employees shares of AHI common stock at a price below fair value. Differences between the purchase price of shares sold and the fair value of AHI shares at the date of sale were recorded as deferred compensation expense. The deferred compensation expense is amortized on the straight-line method over the related employment periods.

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MEDICAL REVENUES AND COST RECOGNITION

Operating revenue of the Company consists primarily of fees for medical services provided by the Physician Networks under capitated contracts with various managed care payors including health maintenance organizations (HMOs). For the years ended December 31, 1996, 1995 and 1994, FHP Inc. represented approximately 17%, 22% and 35%, respectively, of the Company's total operating revenue, and CareAmerica Southern California, Inc. represented approximately 6%, 11% and 22%, respectively, of the Company's total operating revenue. Upon completion of the THP acquisition in February 1995, the Company's revenue from PacifiCare Health Systems, Inc. represented approximately 33% and 28%, respectively, of AHI's total operating revenue for the years ended December 31, 1996 and 1995. On a pro forma basis for each of the fiscal years 1996 and 1995, after giving effect to the merger between FHP, Inc. and PacifiCare Health Systems, Inc., approximately 50% of the Company's total operating revenue would have been attributable to payor agreements with the merged FHP/PacifiCare entity. Capitation revenue under HMO contracts is prepaid monthly to the Physician Networks (and assigned to AHI) based on the number of enrollees electing any one of the Physician Networks as their health care provider. HMO contracts also include provisions to share in the risk for hospitalization whereby the Company can earn additional incentive revenue or incur penalties based upon the utilization of hospital services. Estimated shared-risk amounts receivable from the HMOs are recorded based upon hospital utilization and associated costs incurred by HMO enrollees, compared to budgeted costs. Differences between actual contract settlements and estimated receivables relating to HMO risk-sharing arrangements are recorded in the year of final settlement. Included in accounts receivable as of December 31, 1996 and 1995 are $4,177,000 and $6,624,000, respectively, of estimated amounts due under these arrangements.

In connection with providing services to HMO enrollees, the Physician Network is responsible for the medical services its affiliated physicians provide to assigned HMO enrollees. The cost of health services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not yet reported. The estimate for accrued medical costs is based on actuarial projections of costs using historical studies of claims paid. Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations.

The Company participates in reinsurance protection programs which limit the amount of risk it ultimately bears by providing reimbursement payments once medical services provided to an individual enrollee exceed an agreed-upon amount. Estimates of reinsurance recoveries are

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MEDICAL REVENUES AND COST RECOGNITION (CONTINUED)

included in accounts receivable in the accompanying consolidated financial statements and, in the opinion of management, adjustments, if any, would not have a material effect on the consolidated financial position of the Company.

MEDICAL MALPRACTICE LIABILITY INSURANCE

The Company maintains claims-made basis medical malpractice insurance coverage for their employed physicians of $1,000,000 per incident and $3,000,000 in the aggregate on an annual basis. Claims-made coverage covers only those claims reported during the policy period. An estimate of losses, if any, for incurred but unreported claims is recorded based upon historical experience. In December 1996, the Company renewed its existing policies and expects to be able to continue to obtain coverage in future years. Further, it has been the Company's experience that substantially all claims are reported within a year of the incident date.

The individual physicians who contract with the Physician Networks carry their own medical malpractice insurance.

In addition to the above insurance coverage, the Company maintains comprehensive health care liability insurance on a modified occurrence basis with total coverage of $5,000,000 per claim.

MEDICAL NETWORK OPERATING EXPENSES

Medical network operating expenses consist primarily of salary-related expenses for the provision of medical management services to the Physician Networks. The majority of costs associated with medical management services fluctuate commensurate with enrollment and the number of contracted providers, and consist primarily of claims administration, eligibility management, quality and utilization management, credentialing and other costs related to the Company's service center.

NETWORK DEVELOPMENT EXPENSES

Network development costs are expensed as incurred.

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company (except Camino Real Medical Group, Inc. which is a C-Corporation) operated as Subchapter S Corporations through December 31, 1993. Effective January 1, 1994, AHI and subsidiaries elected to operate as a C-Corporation, while the Physician Networks continued to elect S-Corporation status through December 31, 1994. Effective January 1, 1995, all except two of the Physician Networks, and effective January 1, 1996, all but one of the Physician Networks, elected C-Corporation status. As a result of the S-Corporation status, the Company through December 31, 1993, was not subject to federal income taxes; however, the Physician Networks through December 31, 1994 (and AHI through December 31, 1993) were subject to California franchise tax at a reduced rate of 2.5%.

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No.109"), under which deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. The cumulative effect of adopting SFAS 109 was not significant, and the impact on the combined results of operations for the three years ended December 31, 1996 also was not significant. Income taxes have been provided using the liability method in accordance with SFAS No.109.

NET INCOME (LOSS) PER SHARE

Net income (loss) per share is based on the weighted average number of common shares and common equivalent shares for stock options and a warrant (when dilutive) outstanding during the period for which the calculation is made, giving retroactive effect to the November 1994 122:1 stock split, the June 1995 1.36004:1 stock split, and the September 1995 reverse stock split of .78444:1. The stock options and warrants were anti-dilutive for the years ended December 31, 1996 and 1995 and were dilutive for the year ended December 31, 1994.

In February 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earning per Share." This Statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS No. 128 is not in effect for the Company for 1996, but will be in effect for financial statements issued for period ending after December 15, 1997, including interim periods. The Company does not expect the adoption of SFAS No. 128 to have a material effect on its net income per share.

PRO FORMA NET INCOME (LOSS) PER SHARE

Pro forma net income (loss) and pro forma net income (loss) per share have been determined assuming the Company had been taxed as a C-Corporation for all periods presented.

RECLASSIFICATIONS

Certain reclassifications of 1995 and 1994 amounts have been made to correspond with the 1996 presentation.

                          AHI Healthcare Systems, Inc.

2. ACQUISITIONS

During the years ended December 31, 1996 and 1995, AHI made acquisitions as set forth below, each of which has been accounted for as a purchase. The consolidated financial statements include the operating results of each business from the date of acquisition.

PRIVATE PHYSICIANS GROUP AT STANFORD ("PPGS")

Effective February 28, 1996, AHI, through a physician stockholder of a Physician Network, acquired PPGS for consideration totaling $327,000. This acquisition resulted in goodwill totaling $2,229,000.

PRIMARY CARE MEDICAL GROUP AT LITTLE COMPANY AT MARY HOSPITAL, INC. ("PCMG")

On February 28, 1995, AHI, through its stockholders, purchased the entire 50% minority interest from five minority stockholders of PCMG for cash consideration totaling $2,000,000. Each of the five minority stockholders also entered into a covenant not-to-compete with the Company for $29,000 per stockholder per year for 10 years, payable in quarterly installments of approximately $7,000 per stockholder beginning June 1, 1995. The intangible asset associated with the covenant not-to-compete was written off in connection with the Goodwill write-off (Note 1). In addition, the Company entered into provider agreements with each minority stockholder for a period of 10 years, which contain certain minimum payment guarantees. The purchase price in excess of assets acquired was $4,133,000.

SOUTHWEST MEDICAL CARE, INC., DBA THE HEALTHCARE PARTNERSHIP ("THP")

On February 1, 1995, AHI, through its stockholder, purchased substantially all assets and assumed certain liabilities of THP, a medical group operating in Texas for $1,138,000 in cash and $35,000 in a note payable. The acquisition price in excess of assets acquired was $12,505,000.

INTEGRATED MEDICAL MANAGEMENT SYSTEMS, INC. AND INTEGRATED MEDICAL MARKETING SYSTEMS, INC. (COLLECTIVELY, "IMMS")

On December 12, 1994, the Company issued approximately 192,000 shares of AHI common stock and notes payable of $303,000 in exchange for the outstanding common stock of IMMS. Based on valuation of the common stock issued at $10.22 per share, the purchase price totaled $2,265,000 and resulted in goodwill of $2,493,000.

Concurrent with the acquisition, non-qualified stock options to purchase 942,413 shares of AHI common stock at an exercise price of $14.06 per share were granted under the LT Plan to two former stockholders of IMMS, who became senior officers of the Company. In addition, options

                          AHI Healthcare Systems, Inc.

2.  ACQUISITIONS (CONTINUED)

to purchase an additional 71,113 shares of AHI common stock at $14.06 per share under the LT Plan were granted to these senior officers.

CAMINO REAL MEDICAL GROUP, INC. ("CRMG")

Effective August 1, 1994, AHI, through a physician stockholder, purchased CRMG for consideration totaling $4,250,000, consisting of $1,360,000 in cash and a promissory note of $2,890,000 bearing interest at the applicable Federal short-term rate payable quarterly over three years. Principal is due in two installments of $850,000 and $2,040,000 in February 1996 and July 1997, respectively (see Note 5). In a series of transactions to effect the purchase, AHI advanced the medical group $1,360,000. The acquisition resulted in goodwill of $7,141,000.

Summarized below are the unaudited pro forma consolidated results of operations for the Company as if the acquisitions of the above mentioned businesses had taken place as of January 1, 1995. Such pro forma results are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisitions had been effective at the beginning of each year.


                                              1996               1995
                                         -------------------------------------
         Total operating revenues          $119,051,000        $119,011,000
         Net loss                           (54,350,000)         (3,627,000)
         Net loss per share                     $ (3.74)            $ (0.31)

3. INCOME TAXES

Deferred income taxes arise principally from the use of different asset lives for income tax purposes than for financial statement purposes.

                          AHI Healthcare Systems, Inc.

3. INCOME TAXES (CONTINUED)

The components of the provision for income taxes (benefit) are as follows:


                                            YEAR ENDED DECEMBER 31
                                  1996               1995           1994
                            ---------------------------------------------
    Current:
      Federal               $      43,000     $          -     $ 922,000
      State                        62,000           20,000       220,000
                            ---------------------------------------------
                                  105,000                      1,142,000
                                                    20,000
    Deferred:
      Federal                     608,000         (960,000)     (358,000)
      State                       367,000         (279,000)      (59,000)
                            ---------------------------------------------
                                  975,000       (1,239,000)     (417,000)
    Total:
      Federal                     651,000         (960,000)      564,000
      State                       429,000         (259,000)      161,000
                            =============================================
                            $   1,080,000      $(1,219,000)     $725,000
                            =============================================

Temporary differences and carryforwards that result in deferred income tax assets as of December 31 are as follows:

                                                     1996             1995
                                             -----------------------------
Deferred income tax assets:
   Depreciation and amortization             $     76,000       $   22,000
   Net operating loss carryforward             13,961,000          895,000
   Accrued expenses                             1,267,000          434,000
                                             -----------------------------
                                               15,304,000        1,351,000
   Valuation allowance                        (15,304,000)        (493,000)
                                             =============================
Net deferred income taxes                    $         -0-     $   858,000
                                             =============================

                          AHI Healthcare Systems, Inc.

3. INCOME TAXES (CONTINUED)

The differences between the provision for income tax expense at the federal statutory rate of 34% and that showing in the Consolidated Statements of Operations are summarized as follows for the years ended December 31:


                                                         1996              1995             1994
                                                 -------------------------------------------------

     Tax provision (credit) at statutory rate     $(18,084,000)     $ (1,469,000)     $    774,000
     State taxes, net of federal benefit              (283,000)         (259,000)          123,000
     Effect of S-Corporation elections and
        revocations                                          -                 -          (121,000)
     Goodwill amortization                           5,226,000           498,000            53,000
     Loss (with)/without carryforward
         benefit                                    14,189,000                 -           (57,000)
     Other                                              32,000            11,000           (47,000)
                                                  -------------------------------------------------
                                                  $  1,080,000      $ (1,219,000)     $    725,000
                                                  =================================================

Effective January 1, 1995, all but two of the Physician Networks, and effective January 1, 1996, all but one of the Physician Networks, revoked their S-Corporation status. As a result, approximately $750,000 of net operating losses are not available to offset future California income otherwise taxable at 1.5%.

The Company has net operating loss carryforwards of approximately $48,400,000 which may be utilized in future years before expiring between 2007 and 2011. Of this amount, approximately $1,200,000 arose from pre-acquisition losses of an acquired Physician Network, the use of which is limited to future taxable income of this Physician Network.

Taxes paid totaled approximately $100,000, $1,253,000 and $363,000 in 1996, 1995
and 1994, respectively.

                          AHI Healthcare Systems, Inc.
             Notes to Consolidated Financial Statements (Continued)

4. RELATED PARTY TRANSACTIONS

AHI entered into an employment agreement with Leonardo A. Berezovsky, M.D., AHI's Chairman and Chief Executive Officer, effective November 1, 1994. The agreement provides for an initial base salary of $250,000 per annum, which may be increased or decreased (but not below the initial base salary) in subsequent years by the Compensation Committee of the Board of Directors based upon such Committee's review of Dr. Berezovsky's performance. Dr. Berezovsky is also eligible to receive, at the discretion of the Compensation Committee and based upon performance, a bonus of up to 50% of his base salary. The agreement is for a term of six years and, every 12 months during the term, automatically renews for an additional 12 months. The agreement may only be terminated for cause and, in the event of a "change of control" (as defined in the agreement), Dr. Berezovsky is entitled to a lump sum payment equal to the sum of his annual base salary through the remaining term of the agreement plus the value of his bonus compensation, other incentive awards and benefits received in the year prior to the change of control multiplied by the remaining years of the term of the agreement. Dr. Berezovsky was paid approximately $1,600,000 in accordance with the terms of his agreement as a result of the merger between the Company and FPA Medical Management, Inc.

In May 1995, AHI entered into an employment agreement with a Director of AHI for a term of seven years, expiring in May 2002, which provides for annual compensation of $25,000. Additionally, this Director's medical corporation entered into consulting agreements with three of the Physician Networks for the same period, with each agreement providing compensation of approximately $50,000 annually.

In connection with the purchase of IMMS, the Company assumed the obligation to repay certain working capital loans totaling $299,000 plus accrued interest of $17,000 to the former owners of IMMS, who became stockholders and officers of AHI. These notes bear interest at 8% and were paid in January 1996. Interest expense on these notes totaled $-0-, $23,000 and $1,000 in 1996, 1995 and 1994, respectively. Additionally, the Company leases certain property from a trust of a former owner of IMMS. Annual rental payments totaled approximately $94,000, $75,000 and $-0- in 1996, 1995 and 1994, respectively. The lease expires in April 2001, unless renewed by the Company for up to an additional ten years.

In addition, the Company issued promissory notes to the former stockholders of IMMS in the amount of $303,000 as part of the purchase price. These notes are non-interest bearing and have monthly installments ranging from $17,000 to $30,000. The balance of these notes were paid in full as of February 1996.

Through December 31, 1993, three stockholders of AHI collectively advanced $475,000 to a Physician Network for operations. Of these advances, $125,000 was repaid in 1994 and the remaining $350,000 was paid in 1995. Interest expense on these notes totaled $16,000 in 1995 and $41,000 in 1994.

The Company has capitated and fee-for-service provider contracts with physician professional corporations owned by physician stockholders of the Company. Medical costs incurred totaled approximately $989,000, $760,000 and $391,000 for 1996, 1995, and 1994, respectively.

                          AHI Healthcare Systems, Inc.

4.  RELATED PARTY TRANSACTIONS (CONTINUED)

In August 1994, the Company issued shares of common stock to two of its directors, one of which is an officer, in exchange for promissory notes, each in the amount $1,500,000. The promissory notes were secured by other shares in the Company held by these directors. The common stock was exchanged by the Company for an equal number of shares of Series T preferred stock issued by the Company in November 1994. These shares of preferred stock were redeemed by the Company on December 31, 1994, in exchange for cancellation by the Company of the outstanding obligations under the promissory notes.

Effective January 1, 1994, the Company entered into a consulting agreement with one of its directors to assist the Company in analyzing claims and related procedures. The consulting agreement provides for monthly payments of $7,500 and can be terminated without cause by the Company. In exchange for services provided, the Company paid $90,000 in 1996, 1995 and 1994, respectively. This agreement was terminated in March 1997.

                          AHI Healthcare Systems, Inc.

5.  NOTES PAYABLE

Notes payable consists of the following:


                                                                                               DECEMBER 31
                                                                                            1996         1995
                                                                                       -------------------------
Note payable for the acquisition of Camino Real Medical Group, interest at the applicable Federal short-term rate (6.58% at August 31, 1996 and 6.08% at
    December 31, 1995), payable quarterly with principal due in two installments in February 1996 and July 1997. Note is collateralized by a
    letter of credit.                                                                  $        -      $2,890,000


Note payable to certain physicians in connection with acquisition of the remaining minority interest in Affiliate for covenant not to compete, payable quarterly through March 2005.  Payment
    is guaranteed by a certain Affiliate.                                               1,240,000       1,349,000

Note payable to former stockholder, interest at 4.51% annually, with principal due in full in January 1996.  Payment is
    guaranteed by certain Affiliates.                                                           -         230,000

Other notes payable                                                                       291,000          98,000
                                                                                       --------------------------
                                                                                        1,531,000       4,567,000
Less current portion                                                                      437,000       3,364,000
                                                                                       --------------------------
                                                                                       $1,094,000      $1,203,000
                                                                                       ==========================

                          AHI Healthcare Systems, Inc.

5.  NOTES PAYABLE (CONTINUED)

The Company has a revolving line of credit with two banks (the "Bank Facility") totaling $15,000,000 at December 31, 1996. Borrowings under the line of credit bear interest at either the bank's prime rate plus 0.25% per annum or LIBOR plus 2.50%. The line of credit has a sublimit of $7,500,000 ($4,000,000 in 1994)
available for issuance of standby letters of credit at an annual fee of 2% of the amount issued. The line of credit expires on May 15, 1997, and is guaranteed by certain of the Physician Networks. The line is collateralized by AHI and the guarantor's accounts receivable and unencumbered equipment. The line of credit was also subject to financial covenants, including maintaining profitability, minimum cash flow and other financial covenants.

The Company is currently in full compliance with all financial covenants under the Bank Facility. However, at June 30, 1995, and from October 31, 1995 through December 31, 1995, the Company was in default on its cash flow coverage ratio covenant and obtained waivers from the Bank Facility lenders on August 21, 1995 and February 20, 1996, respectively, extending to all periods through March 30, 1996. The Company amended the Bank Facility effective March 31, 1996, namely the cash flow coverage and debt coverage ratio covenants. Effective June 30, 1996, the Bank Facility was again amended, deleting all financial covenants, namely the cash flow coverage and debt coverage ratio covenants. At December 31, 1996, the Company had no indebtedness under the line of credit agreement.

Interest paid on all obligations totaled $185,000, $427,000, and $59,000, in 1996, 1995, and 1994, respectively.

6.  STOCKHOLDERS' EQUITY

STOCK SPLITS

All share amounts have been adjusted to reflect the November 1994 122:1 stock split, the June 1995 1.36004:1 stock split and the September 1995 reverse stock split of .78444:1.

STOCK TRANSACTIONS

Effective September 28, 1995, the Company completed an initial public offering (the "Offering") of its common stock. The Company sold 3,600,000 shares and the selling stockholders sold an additional 863,000 shares for $14.00 per share. Proceeds from the Offering and the delivery of the related securities occurred on October 4, 1995. Net proceeds to the Company totaled $44,539,000, after deducting underwriting discounts and commissions and Offering costs.

                          AHI Healthcare Systems, Inc.

6.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK TRANSACTIONS (CONTINUED)

In May 1995, a Director of the Company purchased 32,000 shares of the Company's common stock for $450,000 by delivery of a note which is receivable in monthly installments commencing from January 1996 through May 2002. The note is secured by the purchased shares and is included in Due from Stockholder. In addition, the Company granted this Director 42,675 stock options exercisable in installments over a seven year period at $14.06 per share.

In August 1994, the Company issued shares of its common stock to two of its stockholders in exchange for promissory notes totaling $3,000,000. The shares were exchanged for the Company's Series T Preferred Stock which was subsequently redeemed in exchange for cancellation of the promissory notes.

On June 28, 1994, the Company entered into a stock repurchase and mutual release agreement with a former director and stockholder. Pursuant to this agreement, such stockholder's entire equity interest was repurchased by the Company for $153,000 in cash and a note payable of $230,000. The note bears interest at the rate of 4.51% per annum, with interest payable annually and principal and all accrued but unpaid interest due and payable on January 31, 1996. The promissory note is guaranteed by certain of the Physician Networks.

On May 5, 1994, the Company entered into a stock repurchase and mutual release agreement (the Agreement) with a former officer of AHI. Under the terms of the Agreement, the Company agreed to purchase the former officer's entire equity interest representing approximately 19% of all the Company's outstanding stock at the time of repurchase for $1.1 million and to settle all outstanding employment-related disputes for $1.3 million. The settlement payments were made in cash ($1.2 million) and a note payable ($1.2 million), which was paid in full in 1995. The Company incurred $59,000 and $69,000 in interest expense in 1995 and 1994, respectively. This former officer also received an additional $300,000 upon the completion of the Company's initial public offering in 1995 in connection with the Agreement.

STOCK OPTIONS

The Company has adopted four stock option plans, the AHI Executive Stock Option Plan (the "Executive Plan"), the 1994 and 1995 AHI Long-Term Incentive Plan (the "LT Plans"), and the 1995 Non-Employee Directors Stock Option Program. In November 1993, the options granted under the Executive Plan were exchanged by the optionholders for 1,075,404 options under the 1994 LT Plan.

                          AHI Healthcare Systems, Inc.

6.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

Under the LT Plans, awards of options of AHI common stock may be granted to employees and consultants as determined by the Compensation Committee. The LT Plans also contain provisions permitting awards of restricted stock. The terms of any awards of options and restricted stock will be specified in each agreement as determined by the Compensation Committee, including, but not limited to, the purchase price, term, exercise, vesting, restrictions and employment termination. These options are exercisable ratably over periods up to five years. Vested options can be subject to a two-year holding period. The LT Plans and any awards thereunder terminate no later than ten years from date of grant. A total of 3,028,222 options have been reserved for issuance under the LT Plans.

On August 1, 1995 the Company adopted the 1995 Non-Employee Directors Stock Option Program (the "Directors' Plan"). A total of 39,222 shares of Common Stock have been reserved for issuance under the Directors' Plan. The Directors' Plan authorizes the initial grant of options to purchase up to 7,500 shares of common stock to each Non-Employee Director and authorizes an additional 1,000 option grant annually. The option exercise price is determined by the average of the fair market value of common stock for the fifth through ninth Nasdaq National Market trading days following the grant. The term of each option is ten years from the date of grant and vests over a four year period.

                          AHI Healthcare Systems, Inc.

6.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

Following is a summary of stock option activity:

                                                                       1995
                                                     Long-Term     Non-Employee
                                                     Incentive      Directors
                                                       Plans           Plan
                                                -------------------------------
     Outstanding at December 31, 1993            1,075,404
         Granted                                 1,013,526
         Exercised                                       -
         Canceled                                        -
                                             -------------
     Outstanding at December 31, 1994            2,088,930                    -
         Granted                                   707,615               15,000
         Exercised                                       -
         Canceled                                 (74,757)
                                             ----------------------------------
     Outstanding at December 31, 1995            2,721,788               15,000
         Granted                                   194,000                2,000
         Exercised                                       -                    -
         Canceled                                (221,389)
                                             ----------------------------------
     Outstanding at December 31, 1996            2,694,399               17,000
                                             ==================================

Stock options are granted at fair market value of the common stock at the date of grant. Stock options generally expire ten years from the date of grant. Stock options generally vest over a four to five year period, with equal amounts vesting on each anniversary from the date of grant.

                          AHI Healthcare Systems, Inc.

6.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

The weighted average fair value of the stock options granted during 1996 was $6.20. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rate of 5.7%; expected dividend yield of 0%; expected life of 1.7 years; and expected volatility of 48%. The expected life of the 1996 stock option grants was computed using an expiration date less than the remaining contractual life of the option because AHI became a subsidiary of FPA Medical Management, Inc. on March 17, 1997 (see Note 9).

The outstanding stock options at December 31, 1996 have a weighted average remaining contractual life of 0.21 years. Stock options totaling 1,498,826 shares were exercisable at December 31, 1996 and have a weighted average exercise price of $10.73 per share.

The Company accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock option awards because the stock options were granted at fair market value at the date of grant. Had compensation cost been determined consistent with SFAS No. 123, the Company's pro forma net loss and net loss per share would have been $(54,591,000) and $(3.76), respectively for 1996 and the Company's pro forma net loss and net loss per share would have been $(3,217,000) and $(.27), respectively for 1995. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

Following is a summary of outstanding stock options at December 31, 1996:

                                               Weighted
                                                Average         Weighted                             Weighted
                          Stock Options        Remaining         Average        Stock Options         Average
      Range of           Outstanding at       Contractual       Exercise        Exercisable at       Exercise
  Exercise Prices       December 31, 1996        Life            Price        December 31, 1996        Price
  -----------------   --------------------  --------------   ------------  ---------------------  ------------
   $ 6.00 - $ 7.02             1,209,279            0.21    $    6.9285                 709,256     $  7.0200
   $14.00 - $14.33             1,502,120            0.21        14.0526                 789,570       14.0558
                              ----------      ----------       --------             ----------      ---------
   $ 6.00 - $14.33             2,711,399       $    0.21        10.8752            $  1,498,826       10.7264
                              ==========      ==========       ========             ===========     =========

                          AHI Healthcare Systems, Inc.

6.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

Pursuant to AHI's merger with FPA on March 17, 1997 (see Note 9), AHI stock option grants totaling 1,207,279 shares at prices less than $8.99 per share became fully exercisable and were converted directly into 108,208 shares of FPA common stock. AHI stock options granted at a price greater than $8.99 totaling 15,000 shares granted pursuant to the 1995 Non-Employee Director Stock Option Plan were converted into FPA stock options. The remaining 1,489,120 stock options outstanding, which were granted at prices greater than $8.99, were canceled.

WARRANTS

In connection with the Company's revolving line of credit agreement (see Note
5), AHI granted a warrant to the bank to purchase 53,343 shares of its common stock at $14.06 per share which expires on May 18, 2000. The warrant may be converted to shares of common stock equal to the aggregate fair value of issuable shares less the total exercise price divided by the fair value per share on the conversion date. Pursuant to AHI's merger with FPA on March 17, 1997 (see Note 9), the warrant was converted into an FPA warrant.

7. COMMITMENTS

The Company leases its office facilities and various types of equipment under operating leases. Lease terms generally range from three to 10 years with renewal options. Many of the leases provide that the Company pay for taxes, maintenance, insurance and other expenses, and contain rent escalation clauses.

Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996, are as follows:

         1997                                         $3,668,000
         1998                                          3,119,000
         1999                                          1,938,000
         2000                                          1,374,000
         2001                                            893,000
         Thereafter                                    2,100,000
                                                     -----------
                                                     $13,092,000
                                                     ===========

Total rent expense was $3,731,000 in 1996, $2,377,000 in 1995, and $910,000 in
1994.

                          AHI Healthcare Systems, Inc.

8.  CONTINGENCIES

The Company is involved in litigation arising in the normal course of business. Management, in consultation with legal counsel, has determined that any such contingencies would not materially affect the Company's financial position or operating results.

The Company is a defendant in a purported class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed against the Company, certain of its officers and directors, and its Underwriters on December 20, 1995. The suit asserts that the Company, among other things, artificially inflated the price of its stock by misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of the Lakewood Health Plan. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI common stock between September 28, 1995 and December 19, 1995. The Company intends to vigorously defend this lawsuit. The Company does not expect that the outcome of the lawsuit will have a material adverse effect on the financial condition or results of operations of the Company.

9. SUBSEQUENT EVENTS

On March 17, 1997, AHI completed a merger with FPA Medical Management, Inc. ("FPA"). AHI was merged with and into FPA Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FPA. Pursuant to the merger agreement, AHI became a wholly-owned subsidiary of FPA and each outstanding share of AHI common stock was exchanged for 0.391 shares of FPA common stock. The shares of FPA common stock issued to the AHI stockholders were registered through a registration statement filed under the Securities Act of 1933, as amended. AHI's merger with FPA has been treated as a tax-free reorganization and accounted for as a pooling of interests.

The Department of Corporations ("DOC"), the regulatory body for all managed care plans in the state of California, and the Company have recently discussed whether, under the DOC's current regulatory interpretation, the Company's operations in California, as currently conducted, meet the definition of a health service plan. As a result of such discussions, the Company voluntarily determined to commence the process of preparing, through a wholly-owned subsidiary, an application for restricted licensure as a Knox-Keene health care service plan for its California operations. The restricted license, if granted, allows for the receipt of capitation payments for hospital and medical professional services, but does not allow the marketing of a health care

                          AHI Healthcare Systems, Inc.

9. SUBSEQUENT EVENTS (CONTINUED)

service plan to employers and subscribers. The Company may be required to restructure its California business operations (which, if such license is not granted, could result in a reduction of revenue) and/or incur additional administrative costs in the future to meet applicable regulatory requirements. Although the Company expects the licensure process to have no material impact on its operations, there can be no assurances the DOC will not impose requirements adverse to the Company's business. In 1997, the Company requested the licensure process be put on hold with the DOC because of its merger with FPA. On
February 24, 1997, FPA submitted a Notice of Material Modification to request incorporation of the California activity of AHI under FPA's restricted DOC license. On May 27, 1997, the DOC consented to the withdrawal of AHI's licensure application.

ITEM 7(b). Pro Forma Financial Information

         FPA MEDICAL MANAGEMENT, INC. AND AHI HEALTHCARE SYSTEMS, INC.
          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
                               DECEMBER 31, 1996

                                                                FPA Medical       AHI Healthcare     Pro Forma      Pro Forma
                                                              Management, Inc.    Systems, Inc.     Adjustments    Consolidated
                                                              ----------------    --------------    -----------    ------------
                     ASSETS

Current Assets:
  Cash and cash equivalents                                     $  5,594,877         9,868,000                       15,462,877
  Marketable securities                                           40,000,000                                         40,000,000
  Accounts receivable - net                                       95,306,672        10,613,000                      105,919,672
  Accounts receivable - other                                     25,095,247                                         25,095,247
  Due from related parties and minority stockholders                                   141,000                          141,000
  Prepaid expenses                                                 5,397,174         1,101,000                        6,498,174
  Capitation deposit                                              15,409,771                                         15,409,771
  Deferred income tax asset                                        3,478,751                                          3,478,751
                                                                ------------       -----------      -----------    ------------
      Total current assets                                       190,282,492        21,723,000                      212,005,492

Property and equipment - net                                      40,139,332         6,250,000                       46,389,332
Restricted cash and deposits                                         488,535                                            488,535
Goodwill - net                                                   284,288,009        11,306,000                      295,594,009
Intangible assets - net                                            6,667,269                                          6,667,269
Investment in GLHP                                                 4,994,900                                          4,994,900
Deferred income tax asset                                          3,189,665                                          3,189,665
Other assets                                                       9,146,431           309,000                        9,455,431
                                                                ------------       -----------      -----------    ------------
      Total                                                     $539,196,633        39,588,000               --     578,784,633
                                                                ============       ===========      ===========    ============

        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                         $ 46,215,398        15,757,000       35,300,000 A    97,272,398
  Claims payable, including incurred but not reported claims      65,618,268        32,070,000                       97,688,268
  Accrued payroll and related liabilities                          3,814,695                                          3,814,695
  Income tax payable                                               2,294,159                                          2,294,159
  Other liabilities                                               13,104,704                                         13,104,704
  Current portion of accrued liability for professional
    liability claims                                               1,297,790                                          1,297,790
  Long-term debt, current portion                                 70,015,734           437,000                       70,452,734
                                                                ------------       -----------      -----------    ------------
      Total current liabilities                                  202,360,748        48,264,000       35,300,000     285,924,748

Long-term debt, net of current portion                           184,774,984         1,094,000                      185,868,984
Accrued liability for professional liability claims,
  net of current portion                                           4,217,000                                          4,217,000
Other long-term liabilities                                        4,325,862                                          4,325,862
                                                                ------------       -----------      -----------    ------------
      Total liabilities                                          395,678,594        49,358,000       35,300,000     480,336,594

Stockholders' equity:
  Preferred stock
  Common stock                                                        49,542           145,000         (133,643) B       60,899
  Additional paid-in capital                                     153,396,348        47,753,000          133,643  B  201,282,991
  Stock payable                                                      534,600                                            534,600
  Due from stockholder                                              (401,000)         (401,000)                        (401,000)
  Accumulated deficit                                            (10,462,451)      (57,267,000)     (35,300,000) A (103,029,451)
                                                                ------------       -----------      -----------    ------------
      Total stockholders' equity                                 143,518,039        (9,770,000)     (35,300,000)     98,448,039
                                                                ------------       -----------      -----------    ------------
      Total                                                     $539,196,633        39,588,000               --     578,784,633
                                                                ============       ===========      ===========    ============

See notes to the pro forma condensed consolidated financial statements.

         FPA MEDICAL MANAGEMENT, INC. AND AHI HEALTHCARE SYSTEMS, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                          Year Ended December 31, 1996

                                                FPA Medical         AHI
                                                Management,      Healthcare       Pro Forma
                                                   Inc.         Systems, Inc.   Consolidated
                                                ------------    -------------   ------------
Managed care revenue                            $267,641,917    $115,775,000    $383,416,917
Fee-for-service revenue, net  of
 contractual deductions                          172,676,696       3,011,000     175,687,696
                                                ------------    -------------   ------------
Operating revenue                                440,318,613     118,786,000     559,104,613

Expenses:
 Medical services expense                        313,706,608     117,911,000     431,617,608
                                                ------------    -------------   ------------
                                                 126,612,005         875,000     127,487,005

General and administrative expense                99,230,319      40,416,000     139,646,319
Merger, restructuring and other unusual
 charges                                          37,970,868      14,601,000      52,571,868
                                                ------------    -------------   ------------
Loss from operations                             (10,589,182)    (54,142,000)    (64,731,182)
Other income (expense):
 Interest and other income                           852,288       1,139,000       1,991,288
 Interest expense                                 (5,979,532)       (185,000)     (6,164,532)
                                                ------------    -------------   ------------
        Total other income (expense)              (5,127,244)        954,000      (4,173,244)
                                                ------------    -------------   ------------
Loss before income taxes                         (15,716,426)    (53,188,000)    (68,904,426)
Income tax expense                                        --       1,080,000       1,080,000
                                                ------------    -------------   ------------
Net loss                                        $(15,716,426)   $(54,268,000)   $(69,984,426)
                                                ============    ============    ============
Net loss per share [C]                          $       (.72)   $      (9.56)   $      (2.56)
                                                ============    ============    ============
Weighted average shares outstanding [C]           21,702,786       5,678,509      27,381,295
                                                ============    ============    ============

    See notes to the pro forma condensed consolidated financial statements.

         FPA MEDICAL MANAGEMENT, INC. AND AHI HEALTHCARE SYSTEMS, INC.

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                          Year Ended December 31, 1995



                                       FPA Medical       AHI Healthcare      Pro Forma
                                     Management, Inc.     Systems, Inc.     Consolidated
                                     ----------------    --------------     ------------
Managed care revenue                  $ 49,880,875        $110,243,000      $160,123,875
Fee-for-service revenue, net
  of contractual deductions            118,470,607           4,041,000       122,511,607
                                      ------------        ------------      ------------

Operating revenue                      168,351,482         114,284,000       282,635,482

Expenses:
  Medical services expense             113,742,878          88,997,000       202,739,878
                                      ------------        ------------      ------------
                                        54,608,604          25,287,000        79,895,604

General and administrative expense      44,892,765          29,597,000        74,489,765
Merger, restructuring and other
  unusual charges                        1,589,908               --            1,589,908
                                      ------------        ------------      ------------
Income (loss) from operations             8,125,931          (4,310,000)       3,815,931

Other income (expense):
  Interest and other income                609,297             520,000         1,129,297
  Interest expense                      (2,177,943)           (530,000)       (2,707,943)
                                      ------------        ------------      ------------
    Total other expense                 (1,568,646)            (10,000)       (1,578,646)
                                      ------------        ------------      ------------
  Income (loss) before income taxes      6,557,285          (4,320,000)        2,237,285
  Income tax expense (benefit)           2,723,320          (1,219,000)        1,504,320
                                      ------------        ------------      ------------
  Net income (loss)                   $  3,833,965        $ (3,101,000)     $    732,965
                                      ============        ============      ============
  Net income (loss) per share [C]     $        .28        $       (.67)     $        .04
                                      ============        ============      ============
Weighted average shares
  outstanding [C]                       13,693,192           4,613,800        18,306,992
                                      ============        ============      ============

See notes to the pro forma condensed consolidated financial statements.

         FPA MEDICAL MANAGEMENT, INC. AND AHI HEALTHCARE SYSTEMS, INC.

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                          Year Ended December 31, 1994



                                       FPA Medical       AHI Healthcare      Pro Forma
                                     Management, Inc.     Systems, Inc.     Consolidated
                                     ----------------    --------------     ------------
Managed care revenue                  $ 18,193,286        $ 58,721,000      $ 76,914,286
Fee-for-service revenue, net
  of contractual deductions             39,498,164           2,025,000        41,523,164
                                      ------------        ------------      ------------

Operating revenue                       57,691,450          60,746,000       118,437,450

Expenses:
  Medical services expense              41,352,105          43,464,000        84,816,105
                                      ------------        ------------      ------------
                                        16,339,345          17,282,000        33,621,345

General and administrative expense      13,607,073          14,911,000        28,518,073
                                      ------------        ------------      ------------
Income from operations                   2,732,272          2,371,000         5,103,272

Other income (expense):
  Interest and other income                186,955             115,000           301,955
  Interest expense                        (187,364)           (210,000)         (397,364)
                                      ------------        ------------      ------------
    Total other expense                       (409)            (95,000)          (95,409)
                                      ------------        ------------      ------------
  Income before income taxes             2,731,863           2,276,000         5,007,863
  Income tax expense                       942,025             725,000         1,667,025
                                      ------------        ------------      ------------
  Net income                          $  1,789,838        $  1,551,000      $  3,340,838
                                      ============        ============      ============
Pro forma: (Note 2)
  Adjustment to income tax expense    $   (110,235)       $      --         $   (110,235)
  Net income                          $  1,679,603        $  1,551,000      $  3,230,603
  Net income per share                $        .26        $        .33      $        .30
                                      ============        ============      ============
Weighted average shares
  outstanding [C]                        6,579,828           4,691,218        11,271,046
                                      ============        ============      ============

See notes to the pro forma condensed consolidated financial statements.

               FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES AND
                          AHI HEALTHCARE SYSTEMS, INC.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (Unaudited)

(1) On March 17, 1997, FPA Medical Management, Inc. ("FPA") consummated the merger (the "Merger") of a wholly owned subsidiary of FPA ("Merger Sub"), with and into AHI Healthcare Systems, Inc., a Delaware corporation ("AHI"), pursuant to an Agreement and Plan of Merger entered into as of November 8, 1996 as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of February 5, 1997 (the "Merger Agreement"). Pursuant to the Merger Agreement, AHI became a wholly owned subsidiary of the Registrant and each outstanding share of AHI common stock was converted into approximately .391 shares of FPA's common stock. The shares of FPA's common stock issued to the AHI shareholders were registered on a Registration Statement on Form S-4 filed under the Securities Act of 1933, as amended, which was declared effective on February 13, 1997.

        The Merger has been accounted for as a pooling of interests and the Pro Forma Condensed Consolidated Financial Statements are a restatement of the historical financial statements of FPA and AHI as if the Merger had been consummated for all periods presented.

        The following adjustments are necessary to reflect the pro forma effects of the Merger.

[A] Nonrecurring costs estimated to be $35,300,000 will be recorded in connection with the Merger. These costs consist primarily of professional fees, certain employee termination costs and charges associated with conformance of accounting policies. Because such costs are nonrecurring, they have not been recorded in the accompanying unaudited pro forma condensed consolidated statements of operations. However, such costs were charged to income in the period the Merger was consummated.

[B] Reflects the exchange of each share of AHI common stock for .391 shares (the exchange ratio) of FPA common stock pursuant to the Merger. Based on AHI's 14,533,041 shares outstanding at December 31, 1996, the pro forma number of additional shares of FPA common stock outstanding is 5,678,507 shares.

[C] The net income (loss) per share and the weighted average shares outstanding was calculated based on the historical weighted average shares outstanding (as restated for prior acquisitions and mergers) of FPA and AHI giving effect to the shares of FPA common stock issued in connection with the Merger at an exchange ratio of .391.

(2) The pro forma net income and net income per share information in the 1994 consolidated statement of operations for FPA reflect the effect on historical results as if FPA had been a C Corporation rather than a S Corporation for income tax purposes, and no tax benefit arose as a result of the change in tax status.